FOR IMMEDIATE RELREASE	FOR FURTHER INFORMATION CONTACT:
October 23, 2007	Vito S. Pantilione, President and CEO Robert A. Kuehl, Senior Vice President, CFO (856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 34% INCREASE IN

THIRD QUARTER EARNINGS

Washington Township, New Jersey- October 23, 2007- Parke Bancorp, Inc. (Nasdaq: “PKBK”), announced third quarter earnings of $1.6 million, or $0.45 per diluted share, representing increases of $411,000, or 33.8%, and $0.11 per diluted share, or 32.4%, respectively, above the results of the comparable quarter of 2006. For the nine months ended September 30, 2007, net income amounted to $4.4 million, or $1.22 per diluted share, representing increases of $973,000, or 28.5%, and $0.27 per diluted share, or 28.3%, above the comparable period of 2006. The earnings improvement for both the third quarter and first nine months of 2007 was primarily the result of continued growth in the loan portfolio during the past year and in particular the first half of 2007. Additionally, earnings for the current quarter were favorably impacted by the collection of past due interest payments associated with a large nonperforming loan, that were excluded from the prior quarter’s earnings.

Total assets of $441.0 million at September 30, 2007 increased $81.0 million, or 22.5%, from $360.0 million at December 31, 2006. Continued strong loan growth accounted for the majority of the increase as total loans of $386.2 million at September 30, 2007 increased by $75.6 million from $310.6 million at December 31, 2006. All loan categories increased, however commercial loans accounted for a majority of the 24.4% increase in total loans. Strong business development during the past year and the addition of the Philadelphia branch during the third quarter of 2006 were significant contributors to the growth. Nonperforming loans declined by $3.6 million during the third quarter.

Total deposits amounted to $352.8 million at September 30, 2007 as compared to $289.9 million at December 31, 2006. The increase was primarily driven by increases in time deposits and money market accounts. Borrowings of $49.2 million at September 30, 2007 increased by $14.4 million from the level at December 31, 2006 due to an increase in Federal Home Loan Bank advances of $6.4 million, an increase in repurchase agreements of $5.0 million in the current quarter and the new issuance in June 2007 of Trust Preferred securities in the amount of $3.0 million. At September 30, 2007, total stockholders’ equity amounted to $35.2 million, reflecting an increase of $4.5 million, or 14.6%, from the December 31, 2006 level that was primarily driven by the increased earnings.

For the quarter ended September 30, 2007, net interest income of $4.4 million increased by $896,000, or 25.5%, from the comparable quarter of 2006. Growth in interest-earning assets, primarily the commercial loan portfolio, was the major contributor to the increase in net interest income for the third quarter relative to the comparable quarter of 2006. Additionally, the current quarter’s net interest income benefited from the collection of past due interest associated with one large nonperforming loan that was recently paid off by the borrower. For the nine months ended September 30, 2007, net interest income of $11.7 million increased by $1.7 million, or 17.4%, from the comparable period of 2006, driven mainly by the growth in commercial loans.

Interest income of $9.0 million for the third quarter of 2007 increased $2.2 million, or 32.7%, from the comparable quarter of 2006; due mainly to an increase in average interest-earning assets, principally commercial loans, a yield increase of 41 basis points on interest-earning assets and the receipt of past due interest on a large nonperforming loan. Average loans outstanding of $373.3 million in the third quarter of 2007 increased by $78.6 million, or 26.7%, from the comparable quarter of 2006. The yield on interest-earning assets in the third quarter of 2007 of 8.67% increased from 8.26% for the comparable quarter of 2006 mainly due to higher interest rates for new commercial loans. For the nine months ended September 30, 2007, interest income of $24.5 million was $6.1 million, or 32.8%, above the level of the comparable period of 2006. This was attributed to average interest-earning assets of $391.0 million increasing by $82.5 million, or 26.7%, above the average for the prior comparable period coupled with a 38 basis point increase in the yield on those assets.

Interest expense of $4.6 million for the third quarter of 2007 increased by $1.3 million, or 40.5%, due to an increase in average interest-bearing liabilities and higher interest rates on retail deposits, brokered deposits and borrowed funds. The average rate paid on interest-bearing liabilities, which is mainly comprised of interest-bearing deposits, increased to 4.97% for the quarter ended September 30, 2007, from 4.52% for the comparable quarter of 2006. For the nine months ended September 30, 2007, interest expense of $12.8 million increased by $4.3 million, or 50.9%, as the average rate paid on interest-bearing liabilities increased to 4.92% in the first nine months of 2007 from 4.19% for the comparable period of 2006.

The net interest margin of 4.27% for third quarter of 2007 declined from 4.30% in the comparable quarter of 2006 due primarily to a greater reliance on higher cost time deposits to fund the loan growth during the past year, which was partially offset by past due interest collected on one large nonperforming loan that recently paid off. The decline in the net interest margin of 4.01% for the nine months ended September 30, 2007 from 4.33% for the comparable period of 2006 was mainly attributable to an increase in rates for time deposits more than offsetting the increased yields on loans and investments.

The provision for loan losses amounted to $186,000 for the third quarter of 2007 as compared to $211,000 for the comparable quarter of 2006. The provision for loan losses for the nine months ended September 30, 2007 amounted to $896,000 versus $774,000 for the comparable period of 2006. The allowance for loan losses amounted to 1.40% of total gross loans at September 30, 2007 as compared to 1.45% of total gross loans at December 31, 2006. The level of nonperforming loans at September 30, 2007 amounted to $712,000 and declined by $3.6 million from the level at June 30, 2007.

Noninterest income totaled $177,000 for the current quarter and declined by $13,000 from the comparable quarter of 2006. This decrease was mainly related to modestly lower commercial loan fees, which were partially offset by higher deposit service charges associated with increased customer accounts. For the nine months ended September 30, 2007, noninterest income amounted to $1.0 million, which represented an increase of $434,000 above the comparable period of 2006. The gain on the sale of a repossessed property in the second quarter of 2007 coupled with the insurance reimbursements associated with repossessed assets reported in the first quarter of 2007 accounted for the year over year increase.

Noninterest expense amounted to $1.7 million for the third quarter resulting in an increase of $247,000, or 16.8%, above the comparable quarter of 2006. For the nine months ended September 30, 2007, noninterest expense amounted to $4.7 million, which was $514,000, or 12.4%, above the comparable period of 2006. The expense increases for the current quarter and nine month period were both primarily attributable to additional staffing and associated expenses for the new retail branch in Philadelphia and the new loan production office in Millville, New Jersey that were opened during the third quarter of 2006 and the new loan production office in Havertown, Pennsylvania that was opened in September of 2007.

Vito S. Pantilione, President and CEO for Parke Bancorp, Inc. noted “The increases in net income, earnings per share and outstanding loans for the third quarter over last years results provided the Company with another strong quarter. The downturn in housing has not had a significant impact on our ability to continue to grow our loan portfolio. In addition, the credit quality remains strong and we are cautiously optimistic about the economy and the soft housing market on our future financial results. I am also pleased to report that we opened a new loan production office in Havertown, Pennsylvania, in September to provide business development in Chester and Delaware counties and to expand our penetration of the Philadelphia market.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. In addition, Parke Bank has loan production offices in Millville, New Jersey and Havertown, Pennsylvania. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

SELECTED FINANCIAL CONDITION DATA

	Sept. 30,	December 31,	Change
	2007	2006	%
	(in thousands)	(in thousands)
Total assets	$441,020	$359,997	22.5%
Cash and cash equivalents	12,351	11,261	9.7%
Investment securities	33,984	28,454	19.4%
Loans receivable, net	380,829	306,044	24.4%
Deposits	352,753	289,929	21.7%
Borrowings	49,209	34,851	41.2%
Stockholders’ equity	35,202	30,709	14.6%

SELECTED FINANCIAL RATIOS

	3rd Quarter	3rd Quarter	9 Months Ended	9 Months Ended
	2007	2006	Sept. 30, 2007	Sept. 30, 2006
Return on average assets	1.53%	1.44%	1.45%	1.42%
Return on average equity	18.52%	16.03%	17.57%	15.52%
Interest rate spread	3.70%	3.74%	3.47%	3.82%
Net interest rate margin	4.27%	4.30%	4.01%	4.33%
Efficiency ratio	37.4%	39.7%	36.5%	39.2%

SELECTED OPERATIONS DATA

	3rd Quarter	3rd Quarter	9 Months Ended	9 Months Ended
$ in thousands	2007	2006	Sept. 30, 2007	Sept. 30, 2006

Interest and dividend income	$8,962	$6,753	$24,540	$18,481
Interest expense	4,554	3,241	12,798	8,481
Net interest income	4,408	3,512	11,742	10,000
Provision for loan losses	186	211	896	774
Net interest income after
provision for loan losses	4,222	3,301	10,845	9,226
Non-interest income	177	190	1,047	612
Non-interest expense	1,716	1,469	4,669	4,155
Income before income taxes	2,683	2,022	7,223	5,683
Provision for income taxes	1,055	806	2,836	2,270
Net income	1,628	1,217	4,387	3,413

Basic income per share	0.52	0.39	1.39	1.10
Diluted income per share	0.45	0.34	1.22	0.95

Weighted shares – basic	3,160,052	3,109,110	3,154,316	3,096,057
Weighted shares – diluted	3,608,681	3,617,113	3,604,171	3,587,356

Note that basic and diluted shares shown above for both 2007 and 2006 and the resulting calculation of earnings per share reflect the 10% stock dividend effective April 23, 2007.

ASSET QUALITY DATA

	Sept. 30,	December 31,
	2007	2006
	(in thousands)	(in thousands)
Allowance for loan losses	$5,408	$4,511
Percentage of allowance for
loan losses of total loans	1.40%	1.45%
Non-accrual loans	$712	$788
Repossessed assets	$400	$1,710

AVERAGE BALANCES, YIELDS AND RATES

	Three months ended
	September 30, 2007			September 30, 2006
	Average			Average
	Balance	Interest	Yield	Balance	Interest	Yield
Assets
Loans	$373,314,332	$8,458,829	8.99%	$294,705,065	$6,373,898	8.58%
Investment securities	32,827,976	451,951	5.46	26,928,323	343,119	5.06
Federal funds sold and money market	3,861,140	51,629	5.30	2,742,856	35,941	5.20
Total interest-earning assets	410,003,448	$8,962,409	8.67	324,376,244	$6,752,958	8.26

Allowance for loan loss	(5,247,372)			(4,202,910)
Other assets	17,338,984			15,797,456
Total assets	$422,095,060			$335,970,790

Liabilities and Shareholders’ Equity
NOWs	7,023,772	27,570	1.56%	9,915,703	37,708	1.51%
Money markets	29,508,946	333,885	4.49	16,947,750	163,652	3.83
Savings	28,670,868	270,662	3.75	27,484,841	254,632	3.68
Time deposits	164,333,938	2,131,240	5.15	115,859,960	1,366,269	4.68
Brokered CDs	92,784,334	1,215,240	5.20	80,866,563	965,907	4.74
Total interest-bearing deposits	322,321,858	3,978,597	4.90	251,074,817	2,788,168	4.41
Borrowings	41,032,151	575,354	5.56	33,629,991	452,739	5.34
Total interest-bearing liabilities	363,354,009	$4,553,951	4.97	284,704,808	$3,240,907	4.52

Non-interest bearing demand deposits	20,040,686			18,406,957
Other liabilities	3,826,811			2,755,367
Shareholder’s equity	34,873,554			30,103,658
Total liabilities and shareholders’ equity	$422,095,060			$335,970,790

Net interest income		$4,408,458			$3,512,051

Interest rate spread			3.70%			3.74%

Net interest margin			4.27%			4.30%

	Nine months ended
	September 30, 2007			September 30, 2006
	Average			Average
	Balance	Interest	Yield	Balance	Interest	Yield
Assets
Loans	$356,030,809	$23,115,910	8.68%	$279,925,898	$17,412,925	8.32%
Investment securities	30,455,261	1,240,288	5.44	26,161,228	977,224	4.99
Federal funds sold and money market	4,596,076	183,622	5.34	2,487,100	90,761	4.88
Total interest-earning assets	391,082,146	$24,539,820	8.39	308,574,286	$18,480,910	8.01

Allowance for loan loss	(4,966,505)			(3,915,323)
Other assets	18,089,961			15,904,662
Total assets	$404,205,602			$320,563,625

Liabilities and Shareholders’ Equity
NOWs	8,105,405	94,772	1.56%	10,293,877	118,779	1.54%
Money markets	25,126,253	825,331	4.39	14,930,169	372,152	3.33
Savings	26,842,384	746,841	3.72	30,214,716	776,205	3.43
Time deposits	153,872,729	5,867,945	5.10	107,791,730	3,509,521	4.35
Brokered CDs	95,821,670	3,697,102	5.16	74,793,780	2,449,365	4.38
Total interest-bearing deposits	309,768,441	11,231,991	4.85	238,024,272	7,226,022	4.06
Borrowings	37,940,795	1,566,074	5.52	32,545,618	1,254,802	5.15
Total interest-bearing liabilities	347,709,236	$12,798,065	4.92	270,569,890	$8,480,824	4.19

Non-interest bearing demand deposits	19,327,811			18,246,444
Other liabilities	3,790,039			2,675,720
Shareholder’s equity	33,378,516			29,071,571
Total liabilities and shareholders’ equity	$404,205,602			$320,563,625

Net interest income		$11,741,755			$10,000,086

Interest rate spread			3.47%			3.82%

Net interest margin			4.01%			4.33%

Interest rate spread represents the average yield on interest-earning assets less the average rate paid on liabilities.

Net interest margin represents the net interest income divided by the average interest-earning assets.